SECURITIES AND EXCHANGE COMMISSION

"Washington, D.C. 20549"



SCHEDULE 13G
(12/31/2000)

Under the Securities Exchange Act of 1934




"AXSYS TECHNOLOGIES, Inc."
-----------------------------------------------------------------
(Name of Issuer)



COMMON STOCK
-----------------------------------------------------------------
(Title of Class of Securities)


54615109
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(CUSIP Number)

CUSIP Number:	54615109

1) NAME OF REPORTING PERSON
	"ALBERT FRIED & COMPANY, LLC "
	13-5089432

2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
					(a) |    |
					(b) | X |
3) SEC USE ONLY

4) CITIZEN OR PLACE OF ORGANIZATION
	NEW YORK


5) SOLE VOTING POWER
	"130,213"

6) SHARED VOTING POWER
	None

7) SOLE DISPOSITIVE POWER
	"130,213"

8) SHARED DISPOSITIVE POWER
	0

9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	"130,213"

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
	2.79%

12) TYPE OF REPORTING PERSON
	"BD, OO"
























ITEM 1(a)  	NAME OF ISSUER:

"AXSYS TECHNOLOGIES, INC."

ITEM 1(b) 	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            910 Sylvan Avenue; Suite 180
"            Englewood Cliffs, NJ  07632"

ITEM 2(a) 	NAME OF PERSON FILING:

"Albert Fried & Company, LLC."
"The members of Albert Fried & Company, LLC are Albert Fried "
"Jr., John P. Vazzana, The Fried Group, LLC., Christina E. Fried" and Anthony G. Katsingris.

ITEM 2(b) 	ADDRESS OF PRINCIPAL BUSINESS OFFICE:

	"       40 Exchange Place, New York, NY 10005"

ITEM 2(c) CITIZENSHIP:

"Albert Fried & Company, LLC is organized under the laws of " the state of New York. Each of the individuals referred to in item 2(a) above is a citizen of the United States.

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

"COMMON STOCK, $0.01 Par Value "

ITEM 2(e)  CUSIP NUMBER:

54615109

ITEM 3 STATEMENT IS FILED PURSUANT TO RULE 13d-1(b):

(A) BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT.

ITEM 	4	OWNERSHIP
ITEM 	4(a)	AMOUNT BENEFICIALLY OWNED:
	"130,213"	SHARES OF COMMON STOCK

4(b) PERCENT OF CLASS:
2.79%

	4(c) NUMBER OF SHARES AS WHICH SUCH PERON HAS:
(i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE - 					"130,213"
(ii) SHARES POWER TO VOTE OR TO DIRECT THE VOTE - NONE
(iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
"130,213"	SHARES
(iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
OF - NONE


ITEM 5 OWNERSHIP OF LESS THAN FIVE PERCENT OF A CLASS:
			YES	|X|	NO	|  |

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
            NOT APPLICABLE

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
            NOT APPLICABLE

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
NOT APPLICABLE

ITEM 9 NOTICE OF DISSOLUTION OF GROUP:
NOT APPLICABLE

ITEM 10  CERTIFICATION:

"By signing below I certify that, to the best of my "
"knowledge and belief, the securities referred to above were acquired in " the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect. "After reasonable inquiry and to the best of my knowledge and belief, I " "certify that the information set forth in this statement is true, " complete and correct.

DATE:	2/12/01

"ALBERT FRIED & COMPANY, LLC."
By	"/s/ Albert Fried, Jr."


	----------------------
	"Name:  Albert Fried, Jr"
	Title: Managing Member